Exhibit 2.5

EMPLOYEE MATTERS AGREEMENT

by and between

BIOGEN INC.

and

BIOVERATIV INC.

Dated as of January 31, 2017

TABLE OF CONTENTS

		PAGE
	ARTICLE I

	DEFINITIONS

Section 1.1	General	1
	ARTICLE II

	TRANSFER OF BIOVERATIV EMPLOYEES; GENERAL PRINCIPLES

Section 2.1	Transfer of Employment to Bioverativ of Additional Employees; Post-Effective Time Transfers; Independent Contractors	3
Section 2.2	Assumption and Retention of Liabilities	4
Section 2.3	Bioverativ Participation in the Biogen Plans	4
Section 2.4	Sponsorship of the Bioverativ Plans	4
Section 2.5	No Duplication of Benefits; Service and Other Credit	4
Section 2.6	Reimbursements	5
Section 2.7	Approval of Plans	5
Section 2.8	Delivery of Shares; Registration Statement	5
Section 2.9	Labor Relations	5

	ARTICLE III

	DEFINED CONTRIBUTION AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Section 3.1	401(k) Plan	5
Section 3.2	Supplemental Savings Plan; Grantor Trusts	6
Section 3.3	Cash Retention Agreements	7

	ARTICLE IV

	HEALTH AND WELFARE PLANS; PAYROLL; COBRA AND VACATION

Section 4.1	Cessation of Participation in Biogen Health and Welfare Plans	7
Section 4.2	Allocation of Health and Welfare Plan Liabilities	7
Section 4.3	Flexible Spending Plan Treatment	7
Section 4.4	Workers’ Compensation Liabilities	8
Section 4.5	Payroll Taxes and Reporting	8
Section 4.6	COBRA and HIPAA Compliance	8
Section 4.7	Vacation and Paid Time Off	8

	ARTICLE V

	INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

Section 5.1	Annual Cash-Based Incentive Plans	9
Section 5.2	Awards under the Biogen Equity-Based Plans	9
Section 5.3	Biogen ESPP	11

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of January 31, 2017, is entered into by and between Biogen Inc. (“Biogen”), a Delaware corporation, and Bioverativ Inc. (“Bioverativ”), a Delaware corporation and a wholly owned subsidiary of Biogen.   Capitalized terms used and not defined herein shall have the meaning set forth in the Separation Agreement between the Parties, dated as of January 31, 2017 (the “Separation Agreement”).

WHEREAS, as contemplated by the Separation Agreement, Biogen and Bioverativ desire to enter into this Agreement to provide for the allocation of assets, Liabilities, and responsibilities with respect to certain matters relating to employees and other individual service providers (including employee compensation and benefit plans and programs) between them.

NOW, THEREFORE, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1            General.  For purposes of this Agreement the following terms shall have the meaning ascribed to them in this Article I.

1.1          “Adjustment Fraction” means a fraction, the numerator of which is the volume-weighted average trading price of Biogen Common Stock (trading “regular way”) on the ten (10) trading days immediately prior to the date upon which the Distribution Effective Time occurs and the denominator of which is the volume-weighted average trading price of Biogen Common Stock on the ten (10) trading days immediately following the date upon which the Distribution Effective Time occurs, each as reported on Bloomberg.

1.2          “Biogen Cash-Settled Performance Unit” means a unit granted by Biogen prior to the Effective Date pursuant to a Biogen Equity-Based Plan that vests in whole or in part based on the achievement of a specified performance objective and represents a general unsecured promise by Biogen to deliver an amount in cash.

1.3          “Biogen Defined Contribution Plan” means the Biogen 401(k) Savings Plan.

1.4          “Biogen Employee” means any individual who, as of the Distribution Effective Time, is either receiving compensation from a member of the Biogen Group which is to be reported on IRS Form W-2 (in the case of individuals employed in the United States) or who is on the payroll of a Biogen Group member (in the case of individuals outside the United States), but does not include any Bioverativ Employee.

1.5          “Biogen ESPP” means the Biogen 2015 Employee Stock Purchase Plan.

1.6          “Biogen Equity-Based Plans” means the Biogen 2008 Amended and Restated Omnibus Equity Plan and the Biogen 2005 Omnibus Equity Plan.

1.7          “Biogen FSAs” has the meaning set forth in Section 4.3.

1.8          “Biogen Health and Welfare Plans” means the health and welfare plans sponsored and maintained by Biogen or any Biogen Group member immediately prior to the Distribution Effective Time which provide group health, life, dental, accidental death and dismemberment, health care reimbursements, dependent care assistance and disability benefits.

1.9          “Biogen Market Stock Unit” means a unit granted by Biogen prior to the Effective Date pursuant to a Biogen Equity-Based Plan representing a general unsecured promise by Biogen to deliver a share of

Biogen Common Stock or an amount in cash that vests in whole or in part based on the achievement of specified performance objectives in respect of the fair market value of Biogen Common Stock.

1.10        “Biogen Participant” means any individual who is a Biogen Employee or a Former Biogen Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.11        “Biogen Supplemental Savings Plan” means the Biogen Supplemental Savings Plan.

1.12        “Biogen Grantor Trust” means the Biogen Grantor Trust established by the Grantor Trust Agreement by and between Biogen and Wells Fargo Bank, National Association, as amended from time to time.

1.13        “Biogen Units” means the Biogen Cash-Settled Performance Units, the Biogen Market Stock Units, and the Biogen Time-Based Restricted Stock Units.

1.14        “Bioverativ 401(k) Plan” means the tax-qualified defined contribution savings plan with a cash or deferred arrangement under Section 401(k) of the Code adopted by Bioverativ or a Bioverativ Group member prior to the Distribution Effective Time.

1.15        “Bioverativ Employee” means any individual who, as of the Distribution Effective Time, is either actively employed by or then on a leave of absence from Bioverativ or a Bioverativ Group member (including maternity, paternity, family, sick, disability leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) or who is employed by Biogen or a Biogen Group member and who becomes a Bioverativ Employee pursuant to the operation of this Agreement.

1.16        “Bioverativ FSAs” has the meaning set forth in Section 4.3.

1.17        “Bioverativ Health and Welfare Plans” has the meaning set forth in Section 4.1.

1.18        “Bioverativ Omnibus Equity Plan” means the Bioverativ Omnibus Equity Plan adopted by Bioverativ prior to the Distribution Effective Time.

1.19        “Bioverativ Participant” means any individual who is a Bioverativ Employee or a Former Bioverativ Employee, and any beneficiary, dependent, or alternate payee of such individual, as the context requires.

1.20        “Bioverativ Supplemental Savings Plan” means the Bioverativ Supplemental Savings Plan adopted by Bioverativ prior to the Distribution Effective Time.

1.21        “Bioverativ Grantor Trust” means the Bioverativ Grantor Trust established by Bioverativ prior to the Distribution Effective Time.

1.22        “COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code Section 4980B and ERISA Sections 601 through 608.

1.23        “Code” means the Internal Revenue Code of 1986, as amended, or any successor federal income tax law.  Reference to a specific Code provision also includes any proposed, temporary, or final regulation in force under that provision.

1.24        “Conversion Fraction” means a fraction, the numerator of which is the volume-weighted average trading price of Biogen Common Stock (trading “regular way”) on the ten (10) trading days immediately prior to the date upon which the Distribution Effective Time occurs and the denominator of which is volume-weighted average trading price of Bioverativ Common Stock on the ten (10) trading days immediately following the date upon which the Distribution Effective Time occurs, each as reported on Bloomberg.

1.25        “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.  Reference to a specific provision of ERISA also includes any proposed, temporary, or final regulation in force under that provision.

1.26        “Former Biogen Employee” means any individual whose employment with a Biogen Group member terminated for any reason before the Distribution Effective Time, other than a Former Bioverativ Employee.

1.27        “Former Bioverativ Employee” means any individual whose employment with either Party or any of its respective Subsidiaries and Affiliates terminated for any reason before the Distribution Effective Time, and who was primarily engaged in providing services to the Bioverativ Business as of the date of his or her termination of employment.

1.28        “HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

1.29        “Incentive Stock Option” means an option which qualifies as an incentive stock option under the provisions of Section 422 of the Code.

1.30        “Option” when immediately preceded by “Biogen,” means an option (either nonqualified or an Incentive Stock Option) to purchase Biogen Common Stock granted by Biogen prior to the Effective Date pursuant to a Biogen Equity-Based Plan and when immediately preceded by “Bioverativ” means an option (either nonqualified or an Incentive Stock Option) to purchase Bioverativ Common Stock, which option is granted pursuant to the Bioverativ Omnibus Equity Plan as part of the adjustment to Biogen Options as set forth in Section 5.2(a).

1.31        “Plan,” when immediately preceded by “Biogen,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Biogen Health and Welfare Plan) for which the eligible classes of participants include employees or former employees of Biogen or a Biogen Group member (which may include employees of Bioverativ Group members prior to the Distribution Effective Time), and when immediately preceded by “Bioverativ,” means any plan, policy, program, payroll practice, on-going arrangement, contract, trust, insurance policy or other agreement or funding vehicle (including a Bioverativ Health and Welfare Plan) for which the eligible classes of participants are limited to employees or former employees (and their eligible dependents) of Bioverativ or a Bioverativ Group member, but no other Biogen Group member.

1.32        “Time-Based Restricted Stock Unit,” when immediately preceded by “Biogen,” means a unit granted by Biogen prior to the Effective Date pursuant to a Biogen Equity-Based Plan that vests solely based on the continued employment or service of the recipient and represents a general unsecured promise by Biogen to deliver a share of Biogen Common Stock or an amount in cash (determined by reference to the value of a share of Biogen Common Stock) and when immediately preceded by “Bioverativ,” means a unit granted by Bioverativ that vests solely based on the continued employment or service of the recipient and represents a general unsecured promise by Bioverativ to deliver a share of Bioverativ Common Stock, which unit is granted as part of the adjustment to Biogen Units as set forth in Section 5.2(b).

ARTICLE II

TRANSFER OF BIOVERATIV EMPLOYEES; GENERAL PRINCIPLES

Section 2.1            Transfer of Employment to Bioverativ of Additional Employees; Post-Effective Time Transfers; Independent Contractors.

(a)           Following the date hereof and prior to the Distribution Effective Time, Biogen and Bioverativ may cause the employment of individuals designated by Biogen who are not employed by a Bioverativ Group member as of the date hereof to be transferred to a Bioverativ Group member.

(b)           Reserved.

(c)           In the event that Biogen determines following the Distribution Effective Time that any individual employed outside the United States (other than an individual who the Parties intend to be a Bioverativ Employee) has inadvertently become employed by a member of the Bioverativ Group (due to the operation of transfer of undertakings or similar law or regulation), the Parties shall cooperate and take such actions as may be reasonably necessary in order to cause the employment of such individuals to be promptly transferred to a member of the Biogen Group.

(d)           The Parties shall cooperate and take such actions as may be reasonably necessary in order to minimize potential statutory, contractual, plan-based or other severance or similar obligations to the Parties or their Affiliates in connection with any transfers of employment described in this Section 2.1.

(e)           Bioverativ will determine which, if any, temporary workers, individual consultants or independent contractors who are performing service primarily related to the Bioverativ Business, it wishes to transfer to Bioverativ and, the Parties shall use reasonable efforts to transfer the individual or to assign the applicable Contract to a member of the Bioverativ Group and Bioverativ shall, or shall cause a member of the Bioverativ Group to, assume and perform such Contract.  In the event that a transfer fee is required to be paid in order to effect such transfer, Bioverativ shall be responsible for and pay the full amount of such fee.

Section 2.2            Assumption and Retention of Liabilities.  Biogen and Bioverativ intend that employment-related Liabilities associated with Biogen Participants are to be retained or assumed by Biogen or a Biogen Group member, and employment-related Liabilities associated with Bioverativ Participants are to be assumed by Bioverativ or a Bioverativ Group member, in each case, except as specifically set forth herein.  Accordingly, as of the Distribution Effective Time:

(a)           Biogen or the applicable member of the Biogen Group hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Biogen Plans, (ii) all employment or service-related Liabilities with respect to (A) all Biogen Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Biogen or a Biogen Group member and (iii) any Liabilities expressly transferred or allocated to Biogen or a Biogen Group member under this Agreement (it being understood and agreed that the provisions of this Agreement do not create or constitute a source of any such Liability); and

(b)           Bioverativ hereby retains or assumes and agrees to pay, perform, fulfill, and discharge, except as expressly provided in this Agreement, (i) all Liabilities arising under or related to Bioverativ Plans, (ii) all employment or service-related Liabilities with respect to (A) all Bioverativ Participants and (B) any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or non-payroll worker or in any other employment or similar relationship primarily connected to Bioverativ or a Bioverativ Group member and (iii) any Liabilities expressly transferred or allocated to Bioverativ or a Bioverativ Group member under this Agreement.

Section 2.3            Bioverativ Participation in the Biogen Plans.  Effective not later than the Distribution Effective Time, Bioverativ and each Bioverativ Group member shall cease to be a participating company in each Biogen Plan, and Biogen and Bioverativ shall take all necessary action before the Distribution Effective Time to effectuate such cessation as a participating company.

Section 2.4            Sponsorship of the Bioverativ Plans.  Effective no later than immediately prior to the Distribution Effective Time, Biogen and Bioverativ shall take such actions (if any) as are required to cause Bioverativ or a Bioverativ Group member to assume, sole sponsorship of, and all Liabilities with respect to, each Bioverativ Plan.

Section 2.5            No Duplication of Benefits; Service and Other Credit.  Biogen and Bioverativ shall adopt, or cause to be adopted, all reasonable and necessary amendments and procedures to prevent Bioverativ Participants from receiving duplicative benefits from the Biogen Plans and the Bioverativ Plans. With respect to Bioverativ Employees, each Bioverativ Plan shall provide that for purposes of determining eligibility to participate, vesting, and entitlement to benefits, service prior to the Distribution Effective Time with Biogen or a Biogen Group member shall be treated as service with Bioverativ or the applicable Bioverativ Group member.  Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations under any Bioverativ Plan.  Each Bioverativ Plan shall, to the extent practicable, waive pre-existing condition limitations with respect to Bioverativ Employees.   Bioverativ shall honor any deductible, co-payment and out-of-pocket maximums incurred by the Bioverativ Employees and their eligible dependents under the Biogen Plans in which they participated immediately prior to the Distribution Effective Time during the then-elapsed portion of the calendar year prior to the Distribution Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under the Bioverativ Plans in which they are eligible to participate after the Distribution Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred.

Section 2.6            Reimbursements.  From time to time after the Distribution Effective Time, the Parties shall promptly reimburse one another, upon reasonable request of the Party requesting reimbursement and the presentation by such Party of such substantiating documentation as the other Party shall reasonably request, for the cost of any Liabilities satisfied or assumed by the Party requesting reimbursement or its Affiliates that are made pursuant to this Agreement, the responsibility of the other Party or any of its Affiliates.

Section 2.7            Approval of Plans.  Prior to the Distribution Effective Time, Biogen shall cause Bioverativ to adopt the Bioverativ Omnibus Equity Plan and an employee stock purchase plan intended to meet the requirements of Section 423 of the Code and the regulations promulgated thereunder (the “Bioverativ ESPP”) and take all actions as may be necessary to approve the Bioverativ Omnibus Equity Plan and the Bioverativ ESPP in order to satisfy the applicable requirements of the Code and the applicable rules and regulations of the NASDAQ.

Section 2.8            Delivery of Shares; Registration Statement.  From and after the Distribution Effective Time, Bioverativ shall have sole responsibility for delivery of shares of Bioverativ Common Stock pursuant to awards issued under a Bioverativ Plan in satisfaction of any obligations to deliver such shares under the Bioverativ and/or Biogen Plans (including delivery to Biogen Employees and Former Biogen Employees) and shall do so without compensation from any Biogen Group member.  Bioverativ shall cause a registration statement on Form S-8 (or other appropriate form) to be filed with respect to such issued or issuable shares prior to the Distribution Effective Time and shall cause such registration to remain in effect for so long as there may be an obligation to deliver Bioverativ shares under such Bioverativ and/or Biogen Plans.  Biogen shall use commercially reasonable efforts to assist Bioverativ in completing such registration.

Section 2.9            Labor Relations.  To the extent required by applicable Law or any agreement with a labor union, works council or similar employee organization, the Parties shall cooperate to provide notice, engage in consultation and take any similar action which may be required on its part in connection with the Distribution.

ARTICLE III

DEFINED CONTRIBUTION AND NON-QUALIFIED DEFERRED COMPENSATION PLANS

Section 3.1            401(k) Plan.

(a)           Establishment of Plan and Trust.  Prior to the Distribution Effective Time, Biogen shall cause Bioverativ or a Bioverativ Group Member to adopt the Bioverativ 401(k) Plan, which shall be substantially similar in all material respects to the Biogen Defined Contribution Plan, and any trust agreements, other plan documents, summary plan descriptions, notices and enrollment materials reasonably necessary to implement the Bioverativ 401(k) Plan, and shall cause trustees to be appointed for such plan.    Each Bioverativ Employee who was eligible to participate in the Biogen Defined Contribution Plan immediately prior to the effective date of the Bioverativ 401(k) Plan (or prior to the Distribution Effective Time, if later) shall be eligible to participate in the Bioverativ 401(k) Plan as of its effective date, and the participation of each Bioverativ Employee in the Biogen Defined Contribution

Plan shall cease as of such date.  All other Bioverativ Employees shall become eligible to participate in the Bioverativ 401(k) Plan as provided under the terms of such plan.

(b)           Assumption of Liabilities and Transfer of Assets.  In accordance with applicable Law, Biogen and Bioverativ shall cause, in the manner described herein, the accounts under the Biogen Defined Contribution Plan of each Bioverativ Employee to be transferred to the Bioverativ 401(k) Plan on, as soon as practicable after, the effective date of the Bioverativ 401(k) Plan.  On, or as soon as practicable after, the effective date of the Bioverativ 401(k) Plan: (i) Biogen shall cause the accounts (including any outstanding loan balances) of each Bioverativ Employee in the Biogen Defined Contribution Plan to be transferred from the trust established under the Biogen Defined Contribution Plan to the trust established under the Bioverativ 401(k) Plan; (ii) the Bioverativ 401(k) Plan shall assume and be solely responsible for all Liabilities under the Bioverativ 401(k) Plan relating to the accounts that are so transferred as of the time of such transfer; and (iii) Bioverativ shall cause such transferred accounts to be accepted by the Bioverativ 401(k) Plan and its related trust and shall cause the Bioverativ 401(k) Plan to satisfy all protected benefit requirements under Section 411(d)(6) of Code and applicable Law with respect to the transferred accounts.

(c)           Service Crediting.  In determining whether a Bioverativ Employee is vested in his or her account under the Bioverativ 401(k) Plan, the Bioverativ 401(k) Plan shall credit each Bioverativ Employee with all the individual’s service credited under the Biogen Defined Contribution Plan.  Participants in the Biogen Defined Contribution Plan will not be treated as having experienced a severance from employment, within the meaning of Section 401(k)(2)(B)(i) of the Code, for purposes of such plans as a result of the Distribution or the occurrence of the Distribution Effective Time.

(d)           Post-Distribution Effective Time Contributions.  If any Bioverativ Employees are entitled to true-up matching contributions under Section 5.1(b) of the Biogen Defined Contribution Plan (or any other employer contributions under such plan) with respect to the 2016 plan year, and such contributions have not yet been deposited into the Bioverativ Employees’ accounts under the Biogen Defined Contribution Plan as of the date such accounts are transferred from the trust established under the Biogen Defined Contribution Plan to the trust established under the Bioverativ 401(k) Plan as set forth in Section 3.1(a), then Biogen shall contribute the amount of such true-up matching contributions (and other employer contributions, if any) into the applicable Bioverativ Employees’ accounts under the Biogen Defined Contribution Plan as soon as practicable following the end of the 2016 plan year.  Biogen shall then cause the amount of such true up matching contributions (and other employer contributions, if any) to be transferred to the Bioverativ 401(k) Plan in the manner set forth in Section 3.1(b) as soon as practicable following their deposit into the Biogen Defined Contribution Plan, and Bioverativ shall cause such transferred amounts to be accepted by the Bioverativ 401(k) Plan.

Section 3.2            Supplemental Savings Plan; Grantor Trusts.

(a)           Establishment of Plan and Trust;Assumption of Liabilities and Transfer of Assets.   Prior to the Distribution Effective Time, Biogen and Bioverativ shall (i) adopt or cause to be adopted the Bioverativ Supplemental Savings Plan and (ii) establish the Bioverativ Grantor Trust, each of which shall be substantially identical to the Biogen Savings Plan and Biogen Grantor Trust, respectively.  Prior to or upon the Distribution Effective Time, Biogen and Bioverativ shall cause the accounts under the Biogen Supplemental Savings Plan of each Bioverativ Employee to be transferred to the Bioverativ Supplemental Savings Plan and, upon such transfer, Bioverativ and the Bioverativ Supplemental Savings Plan shall assume all Liabilities with respect to each Bioverativ Employee who participates the Biogen Supplemental Savings Plan.  Prior to or upon the Distribution Effective Time, Biogen shall cause the assets of the Biogen Grantor Trust in respect of Bioverativ Employees to be transferred to the Bioverativ Grantor Trust, which assets will be expressly assumed by Bioverativ under the Bioverativ Grantor Trust.  For purposes of determining when a distribution is required from the Bioverativ Supplemental Savings Plan described in this Section 3.2, Bioverativ Employees who were participants in such plan will be treated as not having experienced a separation from service until such employees have separated from service from all Bioverativ Group members.

(b)           Post-Distribution Effective Time Contributions.  To the extent that Biogen has, immediately prior to the Distribution Effective Time, an accrual in respect of contributions to the Biogen Supplemental Savings Plan for Bioverativ Employees who participated in such plan during 2016 (which accrual, absent the Distribution, would have resulted in a contribution to the Biogen Grantor Trust for 2016 in respect of such employees and the crediting of an amount under the Biogen Supplemental Savings Plan to the account of such Bioverativ Employees), Bioverativ shall, following the Distribution Effective Time, credit the account of each such Bioverativ Employee under the Bioverativ Supplemental Savings Plan an amount equal to such employee’s portion of such Biogen accrual.

Section 3.3            Cash Retention Agreements.  Upon the Distribution Effective Time, any cash retention arrangements in place with a Bioverativ Employee (together with the rights and obligations thereunder) shall be assigned to Bioverativ by the applicable Biogen Group member.  Continued employment with Bioverativ following the Distribution Effective Time shall constitute continued employment for all purposes under any such agreement.

ARTICLE IV

HEALTH AND WELFARE PLANS; PAYROLL; COBRA AND VACATION

Section 4.1            Cessation of Participation in Biogen Health and Welfare Plans.  Prior to the Distribution Effective Time, Bioverativ shall establish health and welfare plans (the “Bioverativ Health and Welfare Plans”) which generally correspond to the Biogen Health and Welfare Plans in which Bioverativ Employees participate immediately prior to the Distribution Effective Time.  As of the Distribution Effective Time Bioverativ Employees shall cease to participate in the Biogen Health and Welfare Plans and shall, as applicable, commence participation in the corresponding Bioverativ Health and Welfare Plan for which they have enrolled.  Bioverativ shall cause Bioverativ Employees and their covered dependents who participate in Biogen Health and Welfare Plans immediately before the Distribution Effective Time to be given the opportunity to enroll as of the Distribution Effective Time in such Bioverativ Health and Welfare Plans as are made available to the Bioverativ Employee.  The transfer of employment from Biogen or a Biogen Group member to Bioverativ or a Bioverativ Group member prior to or as of the Distribution Effective Time shall not be treated as a “status change” with respect to any Bioverativ Employee under the Biogen Health and Welfare Plans or the Bioverativ Health and Welfare Plans.

Section 4.2            Allocation of Health and Welfare Plan Liabilities.  All outstanding Liabilities relating to, arising out of, or resulting from health and welfare coverage or claims incurred by or on behalf of Bioverativ Employees or their covered dependents under the Biogen Health and Welfare Plans on or before the Distribution Effective Time shall be assumed by Bioverativ upon the Distribution Effective Time; provided, however, that to the extent that (1) such a Liability is covered under an insurance policy maintained with respect to a Biogen Health and Welfare Plan (which, for the avoidance of doubt, consists only of a stop-loss policy) or (2) Biogen has received prior to the Distribution Effective Time an invoice from the service provider billing Biogen for the service or product, Bioverativ shall not in either case assume such Liability.  For purposes of this Agreement, a claim shall be incurred upon the date upon which service or product giving rise to the Liability was provided. Any payments, repayments, reimbursements or credits consisting of, or representing, dividends, demutualizations, premium refunds, rebates, subrogation or similar reimbursements, overpayments, class action recoveries, or like payments under, or relating to, any Biogen Health or Welfare Plan whenever occurring shall remain the property solely of Biogen and neither Bioverativ, any Bioverativ Group member nor any Bioverativ Participant shall have any interest in or right to such Biogen property.

Section 4.3            Flexible Spending Plan Treatment.  Prior to the Distribution Effective Time, Bioverativ shall establish a dependent care spending account and a medical care spending account (the “Bioverativ FSAs”) effective as of the Distribution Effective Time, which Bioverativ FSAs shall have terms that are substantially identical to the analogous Biogen dependent care and medical care flexible spending accounts (the “Biogen FSAs”) as in effect immediately prior to the Distribution Effective Time.  Bioverativ and Biogen shall take all steps necessary or appropriate so that the account balances (positive or negative) under the Biogen FSAs of each Bioverativ Employee who has elected to participate therein in the year in which the Distribution Effective Time occurs shall be transferred on, or as soon as practicable after, the Distribution Effective Time from the Biogen FSAs to the corresponding Bioverativ FSAs.  The Bioverativ FSAs shall assume responsibility as of the Distribution Effective Time for all outstanding dependent care and medical care claims under the Biogen FSAs of each Bioverativ Employee for the year in which the Distribution Effective Time occurs and shall assume the rights of and agree to perform the obligations of the analogous Biogen FSA from and after the Distribution Effective Time.  Bioverativ shall take all steps necessary or appropriate so that the contribution elections of each such Bioverativ Employee as in effect immediately before the Distribution Effective Time remain in effect under the Bioverativ FSAs following the Distribution Effective Time. As soon as practicable, after the Distribution Effective Time, Biogen shall transfer to Bioverativ an amount equal to the total contributions made to the Biogen FSAs by Bioverativ Employees in respect of the plan year in which the Distribution Effective Time occurs, reduced by an amount equal to the total claims already paid to Bioverativ Employees in respect of such plan year. From and after the Distribution Effective Time, Biogen shall provide Bioverativ with such information such entity may reasonably request to enable it to verify any claims information pertaining to a Biogen FSA.

Section 4.4            Workers’ Compensation Liabilities.  All workers’ compensation Liabilities relating to, arising out of, or resulting from any claim by Bioverativ Employees or Former Bioverativ Employees that result from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, on or before the Distribution Effective Time and while such individual was employed by Biogen or a Biogen Group member shall be assumed by Bioverativ as of the Distribution Effective Time; provided, however, that to the extent that either (1) such a Liability is covered under an workers compensation insurance policy of Biogen or a Biogen Group member or (2) Biogen has received an invoice for a covered expense prior to the Distribution Effective Time, Bioverativ shall not assume such Liability.  Notwithstanding the foregoing, Bioverativ shall assume worker’s compensation Liabilities to the extent they are imposed on Bioverativ under applicable law or where the injury or illness related to the Liability is aggravated or subject to further injury after the Distribution Effective Time.  A Liability which must be paid due to the existence of a deductible shall not be deemed to be covered by a workers compensation insurance policy for purposes of this Section 4.4.  Subject to the foregoing, Bioverativ and each Bioverativ Group member shall also be solely responsible for all workers’ compensation Liabilities relating to, arising out of, or resulting from any claim incurred for a compensable injury sustained by a Bioverativ Employee that results from an accident or from an occupational disease which is incurred or becomes manifest, as the case may be, after the Distribution Effective Time.  Biogen, each Biogen Group member, Bioverativ and each Bioverativ Group member shall cooperate with respect to processing of claims, any notification to appropriate governmental agencies of the disposition and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

Section 4.5            Payroll Taxes and Reporting.  Biogen and Bioverativ (i) shall, to the extent practicable, treat Bioverativ (or a Bioverativ Group member designated by Bioverativ) as a “successor employer” and Biogen (or the appropriate Biogen Group member) as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to Bioverativ Employees for purposes of taxes imposed under the United States Federal Unemployment Tax Act or the United States Federal Insurance Contributions Act, and (ii) hereby agree to use commercially reasonable efforts to implement the alternate procedure described in Section 5 of Revenue Procedure 2004-53.  Without limiting in any manner the obligations and Liabilities of the Parties under the Tax Matters Agreement, including all withholding obligations otherwise set forth therein, Biogen, each Biogen Group member, Bioverativ and each Bioverativ Group member shall each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Distribution Effective Time, including compensation related to the exercise of Options or the vesting or exercise of other equity awards, including in instances where such equity awards are with respect to the equity of the other Party.

Section 4.6            COBRA and HIPAA Compliance.  Biogen or a Biogen Group member shall retain the responsibility for administering compliance with the health care continuation requirements of COBRA for any COBRA qualified beneficiaries who incur a COBRA qualifying event or loss of coverage under the Biogen Health and Welfare Plans at any time before the Distribution Effective Time.  Bioverativ shall be responsible for administering compliance with the health care continuation requirements of COBRA, and the corresponding provisions of the Bioverativ Health and Welfare Plans with respect to Bioverativ Participants who incur a COBRA qualifying event or loss of coverage under the Bioverativ Health and Welfare Plans at any time upon or after the Distribution Effective Time.

Section 4.7            Vacation and Paid Time Off.  As of the Distribution Effective Time, the applicable Bioverativ Group member shall credit each Bioverativ Employee with the vacation and earned sick time that such individual has accrued immediately prior to the Distribution Effective Time in accordance with the vacation and personnel policies applicable to such employee immediately prior to the Distribution Effective Time, except to the extent that such Bioverativ Employee prior to the Distribution Effective Time has elected to be paid with respect to such accrued vacation.

ARTICLE V

INCENTIVE COMPENSATION, EQUITY COMPENSATION AND OTHER BENEFITS

Section 5.1            Annual Cash-Based Incentive Plans.  As of the Distribution Effective Time, Bioverativ shall assume the obligation, if any, to pay each Bioverativ Employee who is participating in a Biogen 2016 annual cash incentive bonus program, including a sales incentive compensation plan, of Biogen or a Biogen Group member such Bioverativ Employee’s incentive or sales bonus under such plan, based upon the amount accrued by Biogen in respect of such obligations.  Bioverativ shall cause such payments to be made to the applicable Bioverativ Employees at the time such payments are made under the corresponding Biogen incentive bonus program.

Section 5.2            Awards under the Biogen Equity-Based Plans.  Biogen and, where applicable, Bioverativ shall take all actions necessary or appropriate so that each outstanding Biogen Option and Unit outstanding immediately prior to the Distribution Effective Time shall be adjusted as set forth in this Section 5.2.

(a)           Options.

(i)            Biogen Options held by Biogen Employees.  Upon the Distribution Effective Time, each Biogen Option held by a Biogen Employee will be equitably adjusted solely into an adjusted Biogen Option.  The number of shares of Biogen Common Stock subject to the adjusted Biogen Option will be equal to the number of shares of Biogen Common Stock subject to the option immediately prior to the Distribution Effective Time multiplied by the Adjustment Fraction, with the result being rounded down to the nearest whole share.  The per share exercise price of the adjusted Biogen Option will be equal to the per share exercise price of the original Biogen Option divided by the Adjustment Fraction, with the result being rounded up to the nearest whole cent.  Each adjusted Biogen Option shall be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the original Biogen Option.

(ii)           Biogen Options held by Bioverativ Employees.  Upon the Distribution Effective Time, each Biogen Option held by a Bioverativ Employee will be converted into an adjusted Bioverativ Option.  The number of shares of Biogen Common Stock subject to the adjusted Biogen Option will be equal to the number of shares of Biogen Common Stock subject to the option immediately prior to the Distribution Effective Time multiplied by the Conversion Fraction, with the result being rounded down to the nearest whole share.  The per share exercise price of the adjusted Biogen Option will be equal to the per share exercise price of the original Biogen Option divided by the Conversion Fraction, with the result being rounded up to the nearest whole cent.  Each adjusted Bioverativ Option shall be subject to the same terms and conditions regarding term, vesting, and other provisions regarding exercise as set forth in the original Biogen Option.

(b)           Biogen Units.

(i)            Biogen Units held by Biogen Employees.  Upon the Distribution Effective Time, each Biogen Unit held by a Biogen Employee will be converted into an adjusted Biogen Unit.  The number of shares of Biogen Common Stock subject to the adjusted Biogen Unit will be equal to the number of shares of Biogen Common Stock subject to the Biogen Unit immediately prior to the Distribution Effective Time, multiplied by the Adjustment Fraction, rounded down to the nearest whole share.

(1)           The Biogen Units described in Section 5.2(b)(i) shall continue to be subject to the same terms and conditions as were applicable to such awards prior to the Distribution Effective Time, including with respect to vesting; provided, that in the case of adjusted Biogen Units which are Biogen

Cash-Settled Performance Stock Units (“CSPUs”) and Biogen Market Stock Units (“MSUs”), the following additional provisions shall apply:

(A)          For CSPUs the vesting of which is conditioned upon the attainment of goals with respect to revenue and adjusted free cash flow targets for 2016 (in addition to service based vesting requirements),the attainment of such targets will be determined based on full 2016 year results, without giving effect to the consummation of the transactions contemplated by the Separation Agreement; and

(B)          For MSUs, the share price goals upon which vesting is based shall be adjusted, as of the Distribution Effective Time, by multiplying such share price goals by the Adjustment Fraction and such goals, as adjusted, will apply from and after the Distribution Effective Time.

(ii)           Biogen Units held by Bioverativ Employees (other than those in Japan).  Each Biogen Time-Based Restricted Stock Unit that is outstanding and held by a Bioverativ Employee (other than one employed in Japan) immediately prior to the Distribution Effective Time will be converted into a Bioverativ Time-Based Restricted Stock Unit.  The number of shares of Bioverativ Common Stock subject to the Bioverativ Time-Based Restricted Stock Unit will be equal to the number of shares of Biogen Common Stock subject to the Biogen Time-Based Restricted Stock Unit immediately prior to the Distribution Effective Time multiplied by the Conversion Fraction.

(iii)          Biogen Units held by Bioverativ Employees in Japan.  Notwithstanding the provisions of subparagraph (ii) above, each Biogen Time-Based Restricted Stock Unit that is outstanding and held by a Bioverativ Employee employed in Japan immediately prior to the Distribution Effective Time will be cancelled upon the Distribution Effective Time.  In replacement of such cancelled units, Bioverativ shall grant each such employee a replacement Bioverativ Time-Based Restricted Stock Unit award.  The number of shares of Bioverativ Common Stock subject to the replacement Bioverativ Time-Based Restricted Stock Unit will be equal to the number of shares of Biogen Common Stock subject to the Biogen Time-Based Restricted Stock Unit immediately prior to the Distribution Effective Time multiplied by the Conversion Fraction.

(1)           The Bioverativ Time-Based Restricted Stock Units described in Section 5.2(b)(ii) and Section 5.2(b)(iii) shall continue to be subject to the same terms and conditions as were applicable to such awards prior to the Distribution Effective Time, including with respect to vesting; provided, that for purposes of vesting, continued employment with a Bioverativ Group member shall be treated as continued employment for all purposes of such Bioverativ Time-Based Restricted Stock Unit and further provided that:

(A)          For Bioverativ Time-Based Restricted Stock Units that are attributable to CSPUs, (i) such Bioverativ Time-Based Restricted Stock Units shall be settled in shares of Bioverativ Common Stock upon vesting, rather than in cash, and (ii) the number of shares of Bioverativ Common Stock deliverable pursuant to such awards shall be determined by measuring the attainment of the applicable performance goals for the respective performance periods, without giving effect to the consummation of the transactions contemplated by the Separation Agreement; and

(B)          For Bioverativ Time-Based Restricted Stock Units that are attributable to MSUs, the number of shares of Bioverativ Common Stock deliverable pursuant to such awards shall be determined by measuring the attainment of the applicable share price goals against the trading price of the Biogen Common Stock immediately prior to the Distribution Effective Time.

(iv)          Delivery; Withholding. Bioverativ shall be solely responsible for the issuance of Bioverativ Common Stock in respect of Bioverativ Time-Based Restricted Stock Units (regardless of the holder thereof), for ensuring the withholding of all applicable employment tax on behalf of the employing entity of such holder, and for ensuring the remittance of such employment taxes to the employing entity of such holder.  Biogen shall be solely responsible for the issuance of Biogen Common Stock in respect of Biogen Units (regardless of the holder thereof), for ensuring the withholding of all applicable employment tax on behalf of the employing entity of such holder, and for ensuring the remittance of such employment taxes to the employing entity of such holder.

(c)           Allocation of Tax Deduction.  The allocation of any deduction in respect of equity based awards held by Biogen or Bioverativ Employees will be governed by the Tax Matters Agreement.

(d)           Partial Interests in Shares.  To the extent that any adjustment described in this Section 5.2 results in any fractional interest in shares, such fractional interest shall be rounded down to the nearest whole share and Biogen or Bioverativ, as the case may be, shall pay to their respective employees as soon as practicable following the Distribution Effective Time a payment in cash equal to such fractional share interest multiplied by the volume-weighted average trading price of the Bioverativ Common Stock or Biogen Common Stock, as the case may be, on the ten (10) trading days immediately following the date upon which the Distribution Effective Time occurs.

(e)           Administration.  Each of Biogen and Bioverativ shall establish an appropriate administration system (expected to be through Fidelity) in order to handle exercises and delivery of shares in an orderly manner and provide reasonable levels of service for equity award holders.  Upon the Distribution Effective Time, Bioverativ shall succeed to all administrative and interpretive and other rights of Biogen with respect to awards converted into awards with respect to Bioverativ hereunder.

(f)            No Effect on Subsequent Awards.  The provisions of this Section 5.2 shall have no effect on the terms and conditions of equity and equity-based awards granted following the Effective Date by Biogen or Bioverativ.

(g)           No Termination of Employment or Service.  Holders of equity or equity-based awards described in this Section 5.2 will not be treated as having experienced a termination of employment or service for purposes of such awards as a result of the Distribution or the occurrence of the Distribution Effective Time.

(h)           Bioverativ Change in Control; Assumption of Administrative Authority.         If an award with respect to Bioverativ Common Stock resulting from an adjustment provided for under this Section 5.2 had, prior to such adjustment, a provision providing for the actual or contingent acceleration of vesting upon the occurrence of a “Corporate Transaction” or “Corporate Change in Control” of Biogen (as such terms are defined in the instruments governing the applicable award), such provision shall remain in effect following the adjustment; provided, that the definitions of “Corporate Transaction” or “Corporate Change in Control” (and certain related definitions) shall be equitably adjusted as of the Separation so that such definitions shall thereafter relate to Bioverativ.  The applicable definitions are set forth on Exhibit A hereto.   The administrative authority of the Board of Directors of Biogen (or a committee thereof) with respect to such awards (including with respect to the potential treatment of awards upon a “Corporate Transaction” or “Corporate Change in Control”) shall be held by the Board of Directors Of Bioverativ (or a committee thereof) following the Separation.  The consummation of the transactions contemplated by the Separation Agreement shall not constitute a corporate Change in Control or Corporate Transaction with respect to Bioverativ.

Section 5.3            Biogen ESPP.  As of the Distribution Effective Time, the participation of Bioverativ Employees in the Biogen ESPP shall terminate and, as soon as practicable following the Distribution Effective Time, the Bioverativ Employees shall receive a lump sum amount in respect of their payroll deductions not previously used to purchase Biogen Common Stock in accordance with the terms of the Biogen ESPP.

ARTICLE VI

NON-U.S. EMPLOYEES

Section 6.1            Special Provisions for Employees Outside of the United States.

(a)           Canadian Deferred Profit Sharing Plan.  Prior to the Distribution Effective Time, Biogen and Bioverativ shall cooperate to establish a registered retirement savings plan for Bioverativ Employees employed in Canada the terms of which shall comply with applicable Law and which shall, immediately prior to the Distribution Effective Time, be sponsored by a Bioverativ Group member (the “Bioverativ RRSP”).  The other terms and conditions of the Bioverativ RRSP shall be reasonably determined by Biogen.  Bioverativ Employees who, prior to the Distribution Effective Time, participated in the Biogen Deferred Profit Sharing Plan (the “Biogen DPSP”) and the Biogen Registered Retirement Savings Plan (the “Biogen RRSP”) shall, following the Distribution Effective Time, have the ability to (but shall not be required to) transfer balances in the Biogen DPSP and the Biogen RRSP to the Bioverativ RRSP in accordance with the terms of such plans and applicable Law.  Upon the Distribution Effective Time, such Bioverativ Employees shall cease to participate in the Biogen DPSP and Biogen RRSP.

(b)           Japanese Retirement Plan.  Prior to the Distribution Effective Time, Biogen and Bioverativ shall cooperate to establish a retirement savings plan for Bioverativ Employees employed in Japan the terms of which shall comply with applicable Law and which shall, to the extent such plan is established immediately prior to the Distribution Effective Time, be sponsored by a Bioverativ Group member (the “Bioverativ Japanese Retirement Plan”).  The other terms and conditions of the Bioverativ Japanese Retirement shall be reasonably determined by Biogen.  Bioverativ Employees who, prior to the Distribution Effective Time, participated in the Biogen Japanese Retirement Plan (the “Biogen Japanese Retirement Plan”) shall, following the Distribution Effective Time and without further action by the participant, have their balances in the Biogen Japanese Retirement Plan transferred to the Bioverativ Japanese Retirement Plan accordance with applicable Law.  Upon the Distribution Effective Time, such Bioverativ Employees shall cease to participate in the Biogen Japanese Retirement Plan.  In the event that the Bioverativ Japanese Retirement Plan is not established at or prior to the Distribution Effective Time, Bioverativ shall establish such plan as soon as practicable following the Distribution Effective Time.

(c)           Cooperation.  From and after the date hereof, the Parties agree to reasonably cooperate to effect the provisions of this Agreement (including but not limited to those of this Section 6.1) with respect to employees and employee-related matters outside of the United States, in accordance with applicable Law.

ARTICLE VII

GENERAL AND ADMINISTRATIVE

Section 7.1            Sharing of Participant Information.  To the maximum extent permitted under applicable Law, Biogen and Bioverativ shall share, and shall cause each member of its respective Group to share, with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of each of the Biogen Plans and the Bioverativ Plans. Biogen and Bioverativ and their respective authorized agents shall, subject to applicable laws on confidentiality, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

Section 7.2            No Third Party Beneficiaries.  No provision of this Agreement or the Separation Agreement shall be construed to create any right, or accelerate entitlement, to any compensation or benefit whatsoever on the part of any future, present, or former employee of Biogen, a Biogen Group member, Bioverativ, or a Bioverativ Group member under this Agreement, the Separation Agreement, any Biogen Plan or Bioverativ Plan or otherwise.  Except as expressly provided in this Agreement, nothing in this Agreement shall preclude Bioverativ or any Bioverativ Group member, at any time after the Distribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Bioverativ Plan, any benefit under any Bioverativ Plan or any trust, insurance policy or funding vehicle related to any Bioverativ Plan; and (iii) except as expressly provided in this Agreement, nothing in this Agreement shall preclude Biogen or any Biogen Group member, at any time after the Distribution Effective Time, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Biogen Plan, any benefit under any Biogen Plan or any trust, insurance policy or funding vehicle related to any Biogen Plan.

Section 7.3            Audit Rights with Respect to Information Provided.  Each of Biogen and Bioverativ, and their duly authorized representatives, shall have the right to conduct reasonable audits with respect to all information provided to it by the other Party pursuant to this Agreement.  The Parties shall cooperate to determine the procedures and guidelines for conducting audits under this Section 7.3, which shall require reasonable advance notice by the auditing Party.  The auditing Party shall have the right to make copies of any records at its expense, subject to applicable Law.  Failure of a third party service provider to provide information shall not constitute a breach of this Section 7.3; provided, that the applicable Party has timely requested the information from such service provider

Section 7.4            Fiduciary Matters.  Biogen and Bioverativ each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 7.5            Consent of Third Parties.  If any provision of this Agreement is dependent on the consent of any third party (such as a vendor or Governmental Authority), Biogen and Bioverativ shall use commercially reasonable efforts to obtain such consent, and if such consent is not obtained, to implement the applicable provisions of this Agreement to the full extent practicable.  If any provision of this Agreement cannot be implemented due to the failure of such third party to consent, Biogen and Bioverativ shall negotiate in good faith to implement the provision in a mutually satisfactory manner.  The phrase “commercially reasonable efforts” as used herein shall not be construed to require the incurrence of any non-routine or unreasonable expense or liability or the waiver of any right.

Section 7.6            Assignment of “Claw-Back” or Recoupment Rights.  To the extent a member of the Biogen Group holds any repayment “claw-back” or recoupment rights with respect to remuneration paid or provided to Bioverativ Employees (e.g., the right to require repayment of compensation upon a termination of employment or misconduct by the employee) in connection with any relocation benefit, sign-on bonus, tuition benefit or otherwise, such rights are hereby assigned to Bioverativ upon the Distribution Effective Time, it being agreed that the transactions contemplated by the Separation Agreement shall not, in and of themselves, trigger any such repayment or recoupment right.  The Parties shall cooperate to execute any further documentation as may be necessary to evidence such assignment.

Section 7.7            Proprietary Information and Inventions Agreements.  Effective as of the Distribution Effective Time, Biogen shall, or shall cause the appropriate member of the Biogen Group to, waive such rights under any proprietary information, confidentiality, inventions, restrictive covenant or similar agreement between any Bioverativ Employee and any Biogen Group member as Biogen determines in its discretion to be necessary or appropriate to permit such Bioverativ Employee to perform her services to Bioverativ or a Bioverativ Group member from and after the Distribution Effective Time.

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1            General.  The provisions of Article VIII of the Separation Agreement shall apply, mutatis mutandis, to all disputes, controversies or claims (whether arising in contract, tort or otherwise) between the Parties that may arise out of or relate to, or arise under or in connection with this Agreement or the transactions contemplated hereby.

ARTICLE IX

MISCELLANEOUS

Section 9.1            Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter.  In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the Separation Agreement or any other Ancillary Agreement, this Agreement shall prevail.

Section 9.2            Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.

Section 9.3            Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 9.4            Expenses.

(a)           Except as otherwise expressly provided in this Agreement, or as otherwise agreed to in writing by the Parties, all out-of-pocket fees and expenses incurred at or prior to the Distribution Effective Time in connection with, and as required by, the preparation, execution, delivery and implementation of this Agreement shall be borne and paid by Biogen.

(b)           Except as otherwise expressly provided in this Agreement (including this Section 9.4), or as otherwise agreed to in writing by the Parties, each Party shall bear its own costs and expenses incurred or accrued after the Distribution Effective Time; provided, however, that, except as otherwise expressly provided in this Agreement, any fees, costs and expenses incurred in obtaining any Consents or novation from a Third Party in connection with the Transfer to or Assumption by a Party or its Subsidiary of any Assets or Liabilities in connection with the Separation shall be borne by the Party or its Subsidiary to which such Assets are being Transferred or which is Assuming such Liabilities.

Section 9.5            Notices.  All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5):

To Biogen:

225 Binney Street

Cambridge, MA 02142

Attn: Chief Legal Officer

To Bioverativ:

Bioverativ Inc.

225 Second Avenue

Waltham, MA 02451

Attn: Chief Legal Officer

Section 9.6            Waivers.  Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group).

Section 9.7            Assignment.  No party may assign any rights or delegate any obligations arising under Agreement, in whole or in part, directly or indirectly, without the prior written consent of the other Party, and any attempt to so assign any rights or delegate any obligations arising under this Agreement without such consent shall be void.  Notwithstanding the foregoing, no such consent shall be required for any such assignment or delegation (i) with respect to Biogen, to a Subsidiary of Biogen (so long as such Subsidiary remains a Subsidiary of Biogen), (ii) with respect to Bioverativ, to a Subsidiary of Bioverativ (so long as such Subsidiary remains a Subsidiary of Bioverativ) or (iii) to a bona fide Third Party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assigning Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the non-assigning Party; provided, however, that in the case of each of the preceding clauses (i) and (ii), no assignment permitted by this Section 9.7 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.  It is understood and agreed that any Party may cause any of its Subsidiaries to perform any or all of its obligations hereunder, and may designate any of its Subsidiaries to receive any of its entitlements hereunder.

Section 9.8            Successors and Assigns.  The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.9            Termination and Amendment.  This Agreement may be terminated, modified or amended, and the Distribution may be amended, modified or abandoned, at any time prior to the Distribution Effective Time by and in the sole discretion of Biogen without the approval of Bioverativ or the stockholders of Biogen.  In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person by reason of such termination.  After the Distribution Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Biogen and Bioverativ.

Section 9.10          Payment Terms.

(a)           Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group) to the other Party (and/or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b)           Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c)           Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Biogen or Bioverativ under this Agreement shall be made in U.S. dollars.  Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 p.m., Eastern time, on the day before the relevant date, or in The Wall Street Journal, Eastern Edition, on such date if not so published on Bloomberg.  Except as expressly provided herein, in the event that any indemnification payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date notice of the claim is given to the Indemnifying Party.

Section 9.11          Specific Performance.  From and after the Distribution, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Parties agree that the Party or Parties to this Agreement who are or are to be thereby aggrieved shall, subject and pursuant to the terms of ARTICLE VIII of the Separation Agreement, have the right to seek specific performance and injunctive or other equitable relief of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that, from and after the Distribution, the remedies at law for any breach or threatened breach of this Agreement, including monetary damages, are inadequate compensation for any Indemnifiable Loss, that any defense in any Action for specific performance that a remedy at law would be adequate is hereby waived, and that any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 9.12          Subsidiaries.  Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at or after the Distribution Effective Time, in each case to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 9.13          Third Party Beneficiaries.  This Agreement is solely for the benefit of the Parties and shall not be deemed to confer upon Person other than the Parties any remedy, claim, liability, reimbursement, cause of Action or other right beyond any that exist without reference to this Agreement.

Section 9.14          Titles and Headings.  Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.15          Governing Law.  This Agreement and any Dispute shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof that might lead to the application of laws other than the Laws of the State of Delaware.

Section 9.16          Consent to Jurisdiction.  Subject to the provisions of ARTICLE VIII of the Separation Agreement, all Actions that, directly or indirectly, arise out of or relate to this Agreement shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in the Delaware Courts.  Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth in Section 9.5 shall be effective service of process for any Action in the Delaware Courts with respect to any matters to which it has submitted to jurisdiction in this Section 9.16.  Subject to the provisions of ARTICLE VIII of the Separation Agreement, each of the Parties hereby (a) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action brought by any party hereto that, directly or indirectly, arises out of or relates to this Agreement; (b) irrevocably waives and releases, and agrees not to assert by way of motion, defense, or otherwise, in or with respect to any such Action, any claim that (i) such Action is not subject to the subject matter jurisdiction of at least one of the above-named courts; (ii) its property is exempt or immune from attachment or execution in the State of Delaware; (iii) such Action is brought in an inconvenient forum; (iv) that the venue of such Action is improper; or (v) this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts; and (d) agrees not to move to transfer any such Action to a court other than any of the above-named courts.

Section 9.17          Waiver of Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION OR LIABILITY, DIRECTLY OR INDIRECTLY, ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION OR LIABILITY, SEEK TO ENFORCE THE FOREGOING WAIVER; AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.17.

Section 9.18          Severability.  In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.19          Interpretation.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 9.20          No Duplication; No Double Recovery.  Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 9.21          No Waiver.  No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.22          No Admission of Liability.  The allocation of Assets and Liabilities herein is solely for the purpose of allocating such Assets and Liabilities between Biogen and Bioverativ and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-à-vis any Third Party, including with respect to the Liabilities of any non-wholly owned subsidiary of Biogen or Bioverativ.

Section 9.23          Transfer of Records and Information.  Subject to applicable law, Biogen shall transfer to Bioverativ any and all employment records and information (including, but not limited to, any Form I-9, Form W-2 or other Internal Revenue Service forms) with respect to Bioverativ Employees and other records reasonably required by Bioverativ to enable Bioverativ properly to carry out its obligations under this Agreement. Such transfer of records and information generally shall occur as soon as administratively practicable on or after the Distribution Effective Time. Each Party will permit the other Party reasonable access to employee records and information, to the extent reasonably necessary for such accessing Party to carry out its obligations hereunder (subject to applicable law).

Section 9.24          Cooperation.  The Parties agree to reasonably cooperate to effect the terms and conditions of this Agreement, from and after the date hereof.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOGEN INC.

By:	/s/ Paul Clancy
Name: Paul Clancy
Title: Executive Vice President, Chief Financial Officer

BIOVERATIV INC.

By:	/s/ John G. Cox
Name: John G. Cox
Title: Chief Executive Officer

[Signature Page to Employee Matters Agreement]

EXHIBIT A

Adjusted Definitions

“Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Securities Exchange Act of 1934, as amended.

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“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, except that a Person shall not be deemed to be the Beneficial Owner of any securities with respect to which such Person has properly filed an effective Schedule 13G

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“Board of Directors” shall mean the Board of Directors of Bioverativ Inc.

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“Company” shall mean Bioverativ Inc.

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A “Corporate Change in Control” shall be deemed to have occurred upon the first of the following events following the Distribution Date:

(i) any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 50% or more of the combined voting power of the Company’s then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction which is a merger or consolidation;

(ii) the election to the Board of Directors, without the recommendation or approval of a majority of the incumbent Board of Directors (as of the Effective Date), of directors constituting a majority of the number of directors of the Company then in office, provided, however, that directors whose election or appointment following the Effective Date is approved by a majority of the members of the incumbent Board of Directors shall be deemed to be members of the incumbent Board of Directors for purposes hereof, provided further that directors whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors of the Company will not be considered as members of the incumbent Board of Directors for purposes of this paragraph (ii); or

(iii) the occurrence of any other event which the incumbent Board of Directors in its sole discretion determines should be considered a Corporate Change in Control.

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A “Corporate Transaction” shall be deemed to have occurred upon the first of the following to occur following the Distribution Date:

(i) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other company, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or parent entity) at least 50% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation (unless following such merger or consolidation the voting securities of the Company outstanding immediately prior thereto represent less than 60% of the combined voting power of the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation and the transaction results in those persons who are members of the incumbent Board of Directors immediately prior to such merger or consolidation constituting less than 50% of the membership of the Board of Directors or the board of directors of such surviving or parent entity immediately after, or subsequently at any time as contemplated by such merger or consolidation (in which case the transaction shall be a Corporate Transaction)) or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its subsidiaries) representing 30% or more of the combined voting power of the Company’s then outstanding securities; or

(ii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

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“Effective Date” shall mean the Distribution Date.

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“Person” shall mean shall have the meaning given in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefits plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation or other business entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

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